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                              SIDEWARE SYSTEMS INC.

                            STOCK OPTION PLAN (2000)

1.       INTERPRETATION

1.1 DEFINED TERMS - For the purposes of this Plan, the following terms have the following meanings:

(a) "AFFILIATE" means a Parent Corporation or a Subsidiary Corporation of a corporation;

(b)      "BOARD" means the Board of Directors of the Company;

(c)      "CDNX" means the Canadian Venture Exchange;

(d) "COMMITTEE" means a committee of the Board appointed in accordance with this Plan, or if no such committee is appointed, the Board itself;

(e)      "COMPANY" means Sideware Systems Inc.;

(f)      "DATE OF GRANT" means the date on which an Option is granted;

(g) "DISABILITY" means a medically determinable physical or mental impairment expected to result in death or to last for a continuous period of not less than six months, and which causes an individual to be unable to engage in any substantial gainful activity;

(h) "EFFECTIVE DATE" means the effective date of this Plan, which is February 8, 2000;

(i)      "FAIR MARKET VALUE" means:

         (i) where the Shares are listed for trading on the CDNX only, the minimum price at which options may be granted under CDNX rules, regulations and policies; or

         (ii) where the Shares are listed for trading on the TSE, whether or not interlisted with any other stock exchange or an over the counter market, the closing price of the Shares on the TSE on the last trading day prior to the Date of Grant; or

         (iii) where the Shares are listed for trading on a stock exchange or over the counter market other than the CDNX or the TSE, the value which is determined by the Committee in accordance with the rules, regulations and policies, if any, of any such stock exchange or over the counter market; or

         (iv) where the Shares are not listed for trading on a stock exchange or over the counter market, the value which is determined by the Committee to be the fair value of the Shares as of the day immediately prior to the Date of Grant, taking into consideration all factors that the Committee deems appropriate, including, without
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                  limitation, recent sale and offer prices of the Shares in
                  private transactions negotiated at arm's length;

(j)      "GUARDIAN" means the guardian, if any, appointed for an Optionee;

(k) "OPTION" means an option to purchase Shares granted pursuant to the terms of this Plan;

(l) "OPTION AGREEMENT" means a written agreement between the Company and an Optionee specifying the terms of the Option being granted to the Optionee under the Plan;

(m) "OPTION PRICE" means the price at which a Share may be purchased by an Optionee under an Option;

(n)      "OPTIONEE" means a person to whom an Option has been granted;

(o) "PARENT CORPORATION" means any corporation in an unbroken chain of corporations ending with the Company if, at the Date of Grant, each corporation, other than the Company, owns stock possessing 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in such chain;

(p)      "PLAN" means this stock option plan of the Company;

(q) "SUBSIDIARY CORPORATION" means any corporation in an unbroken chain of corporations beginning with the Company if, at the Date of Grant, each of the corporations, other than the last corporation, owns stock possessing 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in such chain;

(r) "SHARES" means common shares without par value in the capital of the Company;

(s) "TERM" means the period of time during which an Option is exercisable; and

(t)      "TSE" means the Toronto Stock Exchange.

2.       STATEMENT OF PURPOSE

2.1      PRINCIPAL PURPOSES - The principal purposes of the Plan are to:

(a) promote a proprietary interest in the Company among the directors, officers, employees and consultants of the Company and its Affiliates;

(b) retain and attract the qualified directors, officers, employees and consultants the Company and its Affiliates require;
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(c)      provide a long-term incentive element in overall compensation; and

(d) promote the long-term profitability of the Company and its Affiliates.

3.       ADMINISTRATION

3.1 BOARD OR COMMITTEE - The Plan shall be administered by the Board or, if the Board so designates, by a Committee. Once appointed, the Committee shall continue to serve until otherwise directed by the Board. From time to time, the Board may increase the size of the Committee and appoint additional members, remove members (with or without cause) and appoint new members in their place, fill vacancies however caused, or remove all members of the Committee and thereafter directly administer the Plan.

3.2 QUORUM AND VOTING - A majority of the members of the Committee shall constitute a quorum, and, subject to the limitations in this Section 3.2, all actions of the Committee shall require the affirmative vote of members who constitute a majority of such quorum. Members of the Committee may vote on any matters affecting the administration of the Plan or the grant of Options pursuant to the Plan, except that no such member shall act upon the granting of an Option to himself (but any such member may be counted in determining the existence of a quorum at any meeting of the Committee during which action is taken with respect to the granting of Options to him).

3.3 POWERS OF COMMITTEE - The Committee will have the power and authority to do the following:

(a) administer the Plan in accordance with its express terms, including the authority to grant Options;

(b) determine all questions arising in connection with the administration, interpretation, and application of the Plan, including all questions relating to the value of the Shares;

(c) correct any defect, supply any information, or reconcile any inconsistency in the Plan in such manner and to such extent as shall be deemed necessary or advisable to carry out the purposes of the Plan;

(d) prescribe, amend, and rescind rules and regulations relating to the administration of the Plan;

(e) determine the duration and purposes of leaves of absence from employment which may be granted to Optionees without constituting a termination of employment for purposes of the Plan; and
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(f)      do the following with respect to the granting of Options:

         (i)      determine when Options shall be granted,

         (ii) determine the employees, officers, directors, or consultants of the Company and of its Affiliates to whom Options shall be granted, based on the eligibility criteria set out in this Plan,

         (iii)    determine the number of Shares subject to each Option,

         (iv)     determine the Option Price of each Option,

         (v) determine the vesting schedule, if any, upon which the exercise of an Option is contingent, including, without limitation, discretion to:

                  (A) allow full and immediate vesting upon the grant of such Option,

                  (B) permit partial vesting in stated percentage amounts based on the length of the Term of such Option, or

                  (C) permit full vesting after a stated period of time has passed from the Date of Grant;

         (vi) determine the terms and provisions of the Option Agreement to be entered into with any Optionee (which need not be identical with the terms of any other Option Agreement),

         (vii) amend the terms and provisions of Option Agreements, provided the Committee obtains:

                  (A)      the consent of the Optionee, and

                  (B) any required approval of any stock exchange on which the Company is listed; and

         make all other determinations necessary or advisable for administration of the Plan. Notwithstanding paragraph (v), while the Company is listed on the CDNX and is considered a Tier 2 company, vesting schedules for Options issued pursuant to this Plan shall be, at a minimum, in accordance with CDNX policy, unless upon application CDNX permits a more favourable vesting schedule in any particular case.

3.4 ADMINISTRATION BY COMMITTEE - The Committee's administration of the Plan shall in all respects be consistent with the policies and rules of any stock exchange and/or over the counter market on which the Shares are listed. All determinations made by the Committee in good faith
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on matters referred to in Section 3.3 shall be final, conclusive, and binding upon the Company and the relevant Optionee.

4.       SHARES SUBJECT TO THE PLAN

4.1 NUMBER OF SHARES - Subject to adjustment as contemplated by section 11, the number of Shares that may be issued pursuant to the exercise of Options under the Plan shall not exceed 5,700,000 in the aggregate. Any stock options of the Company outstanding immediately prior to the Effective Date shall not be considered Options for any purpose under the Plan.

4.2 EXPIRY OF OPTION - Should an Option expire, terminate or cease to be exercisable in accordance with the terms of the Plan without having been exercised in full, then the Shares which were set aside for issue pursuant to that Option but which were not issued shall become available for issue pursuant to the Plan.

4.3 LIMITATIONS - Notwithstanding any other provision of the Plan, at no time may the number of shares reserved for issuance pursuant to stock options granted to any one person, whether granted pursuant to the Plan or otherwise, exceed 5% of the issued and outstanding Shares from time to time. Subject to the foregoing, there is no limitation on the ability of the Company to grant options to its insiders and their associates.

5.       ELIGIBILITY

5.1 ELIGIBILITY - Options may be granted to any director, officer, employee or consultant of the Company or of any of its Affiliates. An Optionee shall not be precluded from being granted an Option solely because such Optionee may previously have been granted an Option under the Plan.

5.2 NO VIOLATION OF LAWS - No Option shall be granted to any Optionee unless the Committee has determined that the grant of such Option and the exercise thereof by the Optionee will not violate applicable securities laws.

6.       GRANTING OF OPTIONS

6.1 GRANTS OF OPTIONS - The Committee may from time to time designate directors, officers, employees or consultants of the Company or of its Affiliates to whom Options to purchase Shares may be granted and the number of Shares to be optioned to each, provided that the total number of Shares to be optioned shall not exceed the number provided in Section 4.1 of this Plan.
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6.2      OPTION AGREEMENT - Each Option granted under the Plan shall be evidenced by an Option Agreement between the Company and the Optionee in such form as shall be approved by the Committee, which Option Agreement shall include the following terms:

(a)      the number of Shares subject to purchase pursuant to such Option;

(b)      the Date of Grant;

(c)      the Term, including the provisions in Section 7 of this Plan;

(d) the Option Price, provided that the Option Price shall not be less than the Fair Market Value of the Shares;

(e) any vesting schedule upon which the exercise of an Option is contingent;

(f)      a provision that the Option is not assignable or transferable; and

(g) such other terms and conditions as the Committee deems advisable and are consistent with this Plan.

7.       OPTION TERM

7.1 OPTION TERM - The Term of an Option, subject to the provisions of the Plan requiring acceleration of rights of exercise, will be such period as may be determined by the Committee but subject to the rules of any stock exchange or other regulatory body having jurisdiction. In addition, each Option Agreement shall provide that:

(a) upon the death of the Optionee, the Option may be exercised by the legal heirs or personal representatives of the Optionee until the date determined by the Committee which shall not be more than twelve months from the date of death;

(b) if the position of an Optionee as a director or officer of the Company or of an Affiliate of the Company, or the employment of an Optionee as an employee or consultant of the Company or of an Affiliate of the Company, is terminated by the Company or its Affiliate by reason of such Optionee's Disability, any Option held by such Optionee that could have been exercised immediately prior to such termination of service shall be exercisable by such Optionee, or by his Guardian, for a period of 12 months following the termination of service of such Optionee;

(c) if an Optionee who has ceased to be a director, officer, employee or consultant of the Company or of an Affiliate of the Company by reason of such Optionee's Disability dies within six months after the termination of such employment, any Option held by such Optionee that could have been exercised immediately prior to his or her death shall pass to the legal heirs or personal representatives of such Optionee, and shall be exercisable by such person for a period of 12 months following the death of such Optionee;
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(d)      if the Optionee shall no longer be a director, officer, employee or consultant of the Company or of an Affiliate of the Company by reason other than such Optionee's Disability, the Option shall terminate on the expiry of the period, not in excess of 90 days, prescribed by the Committee at the Date of Grant, following the date that the Optionee ceases to be a director, officer, employee or consultant of either the Company or an Affiliate of the Company;

provided that nothing in the foregoing shall have the effect of extending the Term of an Option beyond its original expiry date and provided that the number of Shares that the Optionee (or his Guardian or legal heirs or personal representatives) shall be entitled to purchase until such date of termination shall be the number of Shares which the Optionee was entitled to purchase on the date of death or the date the Optionee ceased to be a director, officer, employee or consultant of the Company or its Affiliate, as the case may be, notwithstanding the fact that the Option may have vested thereafter with respect to the purchase of additional shares.

7.2 DEEMED NON-INTERRUPTION OF EMPLOYMENT - Employment shall be deemed to continue intact during any sick leave or other bona fide leave of absence if the period of such leave does not exceed 90 days or, if longer, for so long as the Optionee's right to reemployment with the Company or an Affiliate of the Company is guaranteed either by statute or by contract; but if the period of such leave exceeds 90 days and the Optionee's reemployment is not so guaranteed, then his or her employment shall be deemed to have terminated on the ninety-first day of such leave.

7.3 VOLUNTARY TERMINATION - The Committee may, with the consent of an Optionee, cancel any outstanding Option.

8.       EXERCISE OF OPTION

8.1 METHOD OF EXERCISE - An Option may be exercised from time to time by delivery to the Company at its head office or such other place as may be specified by the Company, of a written notice of exercise specifying the number of Shares with respect to which the Option is being exercised accompanied by payment in full of the purchase price of the Shares then being purchased by way of certified cheque or bank draft. In the event of the exercise of an Option by an Optionee's legal heirs or personal representatives, such legal heirs or personal representatives shall also deliver evidence satisfactory to the Company that they are entitled to exercise the Option.

8.2 ISSUANCE OF CERTIFICATE - As soon as practicable after exercise of an Option in accordance with Section 8.1, the Company shall issue a certificate evidencing the Shares with respect to which the Option has been exercised. Until the issuance of such certificate, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to such Shares, notwithstanding the exercise of the Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date the certificate is issued.
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9.       RESTRICTIONS ON EXERCISE

9.1 REGULATORY COMPLIANCE - The exercise of each Option granted under the Plan shall be subject to the condition that if at any time the Company shall determine in its sole discretion that it is necessary or desirable to comply with any legal requirements or the requirement of any stock exchange or other regulatory authority or to obtain any approval or consent from any such stock exchange or other regulatory authority as a condition of, or in connection with, such exercise or the issue of Shares as a result thereof, then in any such event such exercise shall not be effective unless such compliance shall have been effected or such approval or consent obtained on conditions satisfactory to the Company. The Company's inability to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability with respect to the failure to issue or sell such Shares.

10.      RESTRICTIONS ON TRANSFER

10.1 NON-ASSIGNABILITY - No Option shall be assignable, negotiable or otherwise transferable other than by will or the laws of descent and distribution and shall, subject to the terms hereof, be exercisable only by the Optionee to whom it is granted or such Optionee's legal heirs or personal representatives.

11.      ADJUSTMENTS

11.1 ALTERATION OF CAPITAL - In the event of any material change in the outstanding common shares of the Company prior to complete exercise of any Option by reason of any stock dividend, split, recapitalization, amalgamation, merger, consolidation, combination or exchange of shares or other similar corporate change, an equitable adjustment shall be made in one or more of the maximum number or kind of shares issuable under the Plan or subject to outstanding Options or the Option Price of such shares. Any such adjustment shall be made in the sole discretion of the Board, acting on recommendations made by the Committee, and shall be conclusive and binding for all purposes of the Plan.

11.2 GENERAL OFFER FOR SHARES - Notwithstanding anything else herein to the contrary, in the event an offer to purchase common shares of the Company shall be made to the holders of common shares generally, unless the Board determines that such offer will not result in any change in control of the Company, or in the event of a sale of all or substantially all of the assets of the Company or the sale, pursuant to an agreement with the Company, of securities of the Company pursuant to which the Company is or becomes a subsidiary of another corporation, then unless provision is made by the acquiring corporation for the assumption of each Option or the substitution of a substantially equivalent option therefor, the Company shall give written notice thereof to each Optionee holding Options under the Plan and such Optionees shall be entitled to exercise all such Options in respect of all Shares to which Options relate to the extent previously unexercised, regardless of whether such Optionee would otherwise be entitled to exercise such Options to such extent at that time, and the Optionees shall be entitled to exercise
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such Options up to the closing date of any of the aforementioned transactions, or such other date determined by the Company provided that the Company has given thirty (30) days written notice of such date to each Optionee. Any Options not so exercised will immediately terminate.

11.3 NO FRACTIONS - No fractional Shares shall be issued upon the exercise of an Option and accordingly, if as a result of any adjustment set out above an Optionee would be entitled to a fractional Share, the Optionee shall have the right to purchase only the adjusted number of full Shares and no payment or other adjustment shall be made with respect to the fractional Share so disregarded.

12.      NO OBLIGATION TO RETAIN OPTIONEE

12.1 NO OBLIGATION TO RETAIN OPTIONEE - Nothing contained in this Plan shall obligate the Company or an Affiliate of the Company to retain an Optionee as an employee, officer, director, or consultant for any period, nor shall this Plan interfere in any way with the right of the Company or Affiliates of the Company to reduce such Optionee's compensation.

13.      CONDITIONS PRECEDENT

13.1 APPROVALS - The Plan is subject to the approval, if required, of any stock exchange on which the Company's common shares are listed for trading and is also subject to approval by the shareholders of the Company. Any Options granted prior to such approvals shall be conditional upon such approvals being given and no such Options may be exercised unless such approvals, if required, are given.

14.      EFFECTIVE DATE OF PLAN

14.1 EFFECTIVE DATE - The effective date of the Plan is February 8, 2000, subject to receipt of all regulatory approvals which the Company requires in connection with the implementation of the Plan and subject to approval of the Plan by the shareholders of the Company.

15.      AMENDMENT AND TERMINATION

15.1 AMENDMENT AND TERMINATION - The Board may at any time and from time to time amend, suspend or terminate the Plan in whole or in part; provided, however, that any such amendment will be subject to regulatory approval and, other than as set out in Section 11, no such amendment may increase the maximum number of Shares that may be optioned under the Plan, materially modify the requirements as to eligibility for participation in the Plan or change the manner of determining the Option Price unless such amendment is approved by the affirmative votes of the holders of a majority of the voting securities of the Company present or represented and entitled to vote at a meeting duly held in accordance with the applicable corporate laws or by the written consent of the holders of a majority of the securities of the Company entitled to vote; provided however, that the Company may amend the terms of the Plan to comply with the requirements of any applicable regulatory authority without obtaining the
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approval of its shareholders. No such amendment, suspension or termination shall adversely affect rights under any Options previously granted without the consent of the Optionees to whom such Options were granted.

15.2 NO GRANT DURING SUSPENSION OF PLAN - No Option may be granted during any suspension or after termination of the Plan. Amendment, suspension, or termination of the Plan shall not, without the consent of the Optionee, alter or impair any rights or obligations under any Option previously granted.

16.      COMPLIANCE WITH LAWS

16.1 Transactions under the Plan are intended to comply with all relevant provisions of law and the rules, regulations and policies of any stock exchange or market upon which the Shares may be listed or quoted. To the extent any provision of the Plan or action by the Committee fails to so comply, the Committee may, to the extent permitted by law, do any of the following as it deems advisable:

(a)      treat such provision as null and void; or

(b) amend the terms of the Plan to comply with such applicable laws, rules, regulations, or policies; or

(c) ensure that the administration of the Plan and the terms of the individual option agreements comply with such applicable laws, rules, regulations, and policies.

17.      GOVERNING LAW

17.1 LAW - The laws of the Province of British Columbia shall govern the Plan and all rights and obligations hereunder shall be determined in accordance with such laws.